Footnotes

(1) As of May 15, 2009, Enable Growth Partners, L.P., a Delaware limited partnership (“EGP”), Enable Opportunity Partners, L.P., a Delaware limited partnership (“EOP”), and Pierce Diversified Strategy Master Fund, LLC, a Delaware limited liability company (“Pierce”, and together with EOP and EGP, the “Investors”), collectively held (i) 3,870,034 shares of the Common Stock, no par value per share (the “Shares”), of Etelos, Inc. (the “Company”), (ii) warrants (the “Warrants”) to purchase 444,444 Shares at an exercise price of $0.75 per share, subject to certain adjustments, (iii) a 6% convertible note (“Note 1”) in the aggregate principal amount of $924,000, which is convertible into Shares at a conversion rate of $0.75 per share, (iv) a 6% convertible note (“Note 2”) in the aggregate principal amount of $440,000, which is convertible into Shares at a conversion rate of $0.75 per share, (v) a 6% convertible note (“Note 3”) in the principal amount of $1,000,000, which is convertible into Shares at a conversion rate of $0.75 per share, and (vi) a 6% convertible note (“Note 4”, and together with Note 1, Note 2, and Note 3, the “Notes”) in the principal amount of $3,000,000, which is convertible into Shares at a conversion rate of $0.75 per share. Note 3, Note 4, and the Warrants each contain an issuance limitation prohibiting the Investors from exercising or converting those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding.

(2) Enable Capital Management, LLC is the investment manager and general partner of EOP and EGP. Enable Capital Management, LLC also serves as the investment manager of Pierce. Mitchell S. Levine is the Managing Member of Enable Capital Management, LLC and has voting and investment power over the securities held by the Investors as reported in this Form 4. Thus, for the purposes of Reg. Section 240.13d-3, EGP, EOP, Pierce, Enable Capital Management, LLC and/or Mitchell S. Levine may be deemed to be beneficial owners of more than 10% of the shares. Each of EOP and EGP disclaims beneficial ownership of the securities of the Company held by Pierce, except to the extent of such person’s pecuniary interest in Pierce, if any. Each of Pierce and EOP disclaims beneficial ownership of the securities of the Company held by EGP, except to the extent of such person’s pecuniary interest in EGP, if any. Each of Pierce and EGP disclaims beneficial ownership of the securities of the Company held by EOP, except to the extent of such person’s pecuniary interest in EOP, if any. Each of Enable Capital Management, LLC and Mitchell S. Levine disclaims beneficial ownership of the securities of the Company held by the Investors except to the extent of such person’s pecuniary interest in the Investors, if any. The filing of this statement shall not be deemed an admission that any person is, for purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of any equity securities covered by or described in this statement.